For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2014 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

RIVERTON, Wyoming – May 9, 2014 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (the “Company”), today reported its first quarter 2014 highlights and selected financial results for the quarter ended March 31, 2014 and provided an operations update.

Selected Highlights, Capital Budget, and Subsequent Events for the Three Months Ended March 31, 2014

•	Produced 105,093 barrels of oil equivalent (“BOE”), or 1,168 BOE per day (“BOE/D”), from 123 gross (17.46 net) wells.
•
The Company recorded net income after taxes of $250,000, or $0.01 per share basic and diluted, as compare to a net loss after taxes of $5.9 million, or $0.21 per share basic and diluted, during the same period of 2013.

•
Oil and gas operations generated operating income of $3.0 million during the quarter ended March 31, 2014 as compared to operating income of $1.6 million during the quarter ended March 31, 2013, excluding a $5.8 million non-cash impairment taken on our oil and gas properties during the three months ended March 31, 2013.

•
The Company recognized $8.3 million in revenues during the three months ended March 31, 2014 as compared to $7.9 million during the same period of the prior year.  The $377,000 increase in revenue is primarily due to higher oil and gas sales volumes in the three months ended March 31, 2014 when compared to the same period in 2013.

•	At March 31, 2014, we had $2.5 million in cash and cash equivalents. Our working capital (current assets minus current liabilities) was $2.5 million.
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During the three months ended March 31, 2014, we received an average of $2.8 million per month from our producing wells with an average operating cost of $417,000 per month (including workover costs) and production taxes of $241,000, for average net cash flows of $2.1 million per month from oil and gas production before non-cash depletion expense.

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), was $4.1 million for the three months ended March 31, 2014, a decrease of 6.4% compared to a Modified EBITDAX of $4.3 million for the three months ended March 31, 2013.  Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.*

Press Release
May 9, 2014

2014 Capital Budget

Under our $30.2 million capital expenditures budget for 2014, we spent approximately $8.0 million to fund our 2014 oil and gas drilling programs during the quarter ended March 31, 2014.  The remaining $22.0 million is currently budgeted to be spent on exploration and acquisition initiatives in South Texas and in the Williston Basin of North Dakota.

Funds allocated to our drilling programs are contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or do not progress as projected, funds allocated for those drilling programs may be allocated to other drilling and/or acquisitions in due course.

Subsequent Events

On May 7, 2014, the Company entered into a Participation Agreement with a private South Texas based oil and gas company (“Seller”) to acquire 33% of the Seller’s interest in approximately 12,100 gross (3,384 net) acres in Dimmit County, Texas.  The acreage consists of 3,870 gross (1,080 net) acres of primary leasehold acreage and 8,080 gross (2,203 net) acres of farm-in acreage, to be earned through a continuous drilling program.  The farm-in acreage has an initial two well commitment and a 12.5% working interest carry for the leaseholder (the “Farmor”) in the first 10 wells.  After 100% payout of all costs for the first 10 wells that are drilled under the farm-in program, the Farmor will back in for its 12.5% retained working interest in the prospect.  The Company paid $3.9 million to enter into the transaction, which includes leasehold and farm-in acquisition costs as well as our proportionate share of drilling costs for the initial test well in the prospect.  A minimum of three Buda formation wells are scheduled to be drilled during the balance of 2014.  The first well in the program spud the week of May 5th and is currently drilling forward in the vertical portion of the wellbore.

Operations Update

South Texas - Buda Limestone formation

The Company participates in drilling programs with three operators in Zavala and Dimmit Counties, Texas which are prospective for the Buda Limestone and other formations.  With the recently announced Dimmit County acquisition, we now participate in approximately 34,421 gross (8,975 net) acres in the region.  At March 31, 2014, we have 23 gross (6.28 net) producing wells in these prospects comprised of 9 gross (2.4 net) Buda Limestone wells, 3 gross (0.90 net) Eagle Ford Shale wells and 11 gross (2.98 net) Austin Chalk wells.  During the quarter ended March 31, 2014, the Company produced approximately 408 net BOE/D from this area.

Press Release
May 9, 2014

Booth Tortuga (30% working interest / ~22.5% net revenue interest)

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The Beeler #5H ST well was spud on March 25, 2014.  The well was completed naturally without fracture stimulation and commenced production in late April 2014.  The operator is currently monitoring initial flow rates, and we will announce production data in our next operational release upon obtaining 30 days of flow back data.

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The Beeler Unit A #9H well was spud on March 26, 2014.  The well was completed naturally without fracture stimulation and commenced production in late April 2014.  The operator is currently monitoring initial flow rates, and we will announce production data in our next operational release upon obtaining 30 days of flow back data,

•
The Beeler Unit D #16H well was spud on April 18, 2014.  The well was drilled to a vertical depth of approximately 7,000 ft. with an approximate 4,000 ft. lateral.  Upon the completion of the drilling of the first lateral, the operator elected to come back to the heel of the well and sidetrack and drill an additional approximate 4,000 ft. lateral.  Both laterals are currently being completed naturally without fracture stimulation.

•	The Beeler #17H well, which is located south of the Beeler Unit D #16H well is expected to spud in early May 2014.
•	The Beeler #10H and Beeler #20H are expected to be spud in early June and late June, respectively.

On May 7, 2014 under an Area of Mutual Interest Election, the Company acquired a 7.5% working interest in an additional 800 gross (~60 net) acres in the Booth-Tortuga prospect.  This acreage was offered through and is operated by a private Texas-based company.  The first well to be drilled on the acreage, the Bruce Weaver #2H well, will target the Buda formation and is scheduled to spud in late May 2014.  The acreage block lies between the Beeler Unit D #16H and the Beeler Unit A #9H well locations.

Dimmit County Acquisition (~33.3% working interest / ~22.5% net revenue interest)

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In our recently acquired acreage block in Dimmit County, Texas, the initial test well (privately operated) was spud on May 5, 2014 and is currently drilling in the vertical portion of the well bore.  This well is also targeting the Buda formation.  The well is the first of three initial wells scheduled to be drilled in 2014

Williston Basin, North Dakota

The Company participates in drilling programs with numerous operators in the Williston Basin of North Dakota.  We participate in approximately 84,480 gross (3,225 net) acres in Williams, McKenzie and Mountrail Counties, North Dakota.  At March 31, 2014, the Company had participation in 110 gross (10.84 net) Bakken and Three Forks formation wells.  During the quarter ended March 31, 2014, the Company produced approximately 679 net BOE/D from this area.

Press Release
May 9, 2014

The following table summarizes current activity under our Williston Basin drilling programs.

Well Name	Operator	Formation	Spud Date	Working Interest	Net Revenue Interest	Status
Excalibur 1-25-36H	Emerald Oil Inc.	Bakken	2/1/2014	0.82%	0.62%	Producing
Excalibur 2-25-36H	Emerald Oil Inc.	Three Forks	2/28/2014	0.82%	0.62%	Producing
Pirate 4-2-11H	Emerald Oil Inc.	Bakken	1/9/2014	3.67%	2.82%	Producing
Rita 24X-34E	XTO	Three Forks	1/14/2014	0.20%	0.16%	Producing
Hovde 33-4 #4H	Statoil	Bakken	11/8/2013	2.45%	1.94%	Completing
Caper 2-15-22H	Emerald Oil Inc.	Bakken	12/7/2013	0.73%	0.57%	Completing
Pirate 2-2-11H	Emerald Oil Inc.	Bakken	2/24/2014	3.67%	2.82%	Completing
Hovde 33-4 #3H	Statoil	Bakken	10/28/2013	2.45%	1.94%	Completion pending
Lloyd 34-3 #3H	Statoil	Bakken	12/25/2013	2.15%	1.70%	Completion pending
Pirate 3-2-11H	Emerald Oil Inc.	Three Forks	1/3/2014	3.67%	2.82%	Completion pending
Rita 24X-34A	XTO	Bakken	1/19/2014	0.20%	0.16%	Completion pending
Slugger 5-16-21H	Emerald Oil Inc.	Bakken	3/9/2014	0.37%	0.28%	Completion pending
Slugger 3-16-2H	Emerald Oil Inc.	Bakken	Q2 / 2014	0.37%	0.28%	To spud Q2 2014
Talon 3-9-4H	Emerald Oil Inc.	Bakken	Q2 / 2014	0.34%	0.27%	To spud Q2 2014
Talon 5-9-4H	Emerald Oil Inc.	Bakken	Q2 / 2014	0.34%	0.27%	To spud Q2 2014
		Average:		1.48%	1.15%

CEO Statement

“As we head into 2014, I am pleased to report a profitable first quarter for the Company due to our refined focus on acquiring and developing oil and gas assets in South Texas and the Williston Basin in North Dakota, the two most prolific oil and gas producing regions in the United States.  This focus is further demonstrated by our recent Dimmit County, Texas acquisition and AMI election.  With these developments, we expect to have three rigs running by late May targeting the Buda formation,” said Keith Larsen, CEO of U.S. Energy Corp.  “Additionally, we are beginning to see  improvement in our Williston Basin production as the weather related issues in the basin have subsided as we move into the spring and summer months,” he added.

Press Release
May 9, 2014

Financial Highlights

The following table sets forth selected financial information for the three months ended March 31, 2014 and 2013.  This information is derived from the unaudited financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, and should be read in conjunction with the Form 10-Q and the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
Balance Sheets:
Cash and cash equivalents	$2,512	$5,855
Current assets	$9,314	$13,161
Current liabilities	$6,846	$7,191
Working capital	$2,468	$5,970
Total assets	$128,777	$126,801
Long-term obligations	$12,616	$10,553
Shareholders' equity	$109,315	$109,057

Shares Outstanding	27,765,514	27,735,878

	For the three months ended March 31,
	2014	2013
Statements of Operations:
Operating revenues	$8,256	$7,879
Income (loss) from operations	$627	$(6,125)
Other income & expenses	$(377)	$(5)
Discontinued operations, net of taxes	$-	$232
Net income (loss)	$250	$(5,898)
Net income (loss) per share
Basic and diluted	$0.01	$(0.21)
Weighted average shares outstanding
Basic	27,738,083	27,667,102
Diluted	28,142,253	27,667,102

Press Release
May 9, 2014

*Non-GAAP Financial Measures

Modified EBITDAX

In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated.  Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure.  We believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements such as net income (loss) (its most directly comparable GAAP measure), or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented:

U.S. ENERGY CORP.
MODIFIED EBITDAX
(Unaudited)
(In thousands)
	Year to Date through March 31,
	2014	2013
Net income (loss)	$250	$(5,898)
Impairment of oil and natural gas properties	$-	$5,828
Accretion of asset retirement obligation	$9	$9
Non-cash compensation expense	$160	$127
Unrealized (gain) loss on commodity derivatives	$173	$616
Interest expense	$96	$115
Depreciation, depletion and amortization	$3,362	$3,532
Modified EBITDAX (Non-GAAP)	$4,051	$4,329

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Press Release
May 9, 2014

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with oil and gas assets located primarily in North Dakota and Texas.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the three months ended March 31, 2014, which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects (including projects to be pursued with its industry partners), its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells and the oil and natural gas targets or goals for the wells..  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2013 and the form 10-Q for the quarter ended March 31, 2014) all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com